CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(5)		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	2,500,000	(1)	$0.03330	(8)	$82,500.00	$7.65
Common stock, $0.001 par value per share, issuable pursuant to EPA	5,000,000	(2)	$0.03330	(8)	$165,000.00	$15.30
Common stock, $0.001 par value per share, issuable upon conversion of convertible note at $0.10 per share	3,500,000 (3)	(3)	$0.10		$350,000	$32.45
Common stock, $0.001 par value per share, issuable upon exercise of warrant at $0.50 per share	700,000	(4)	$0.50		$350,000	$32.45
Common stock, $0.001 par value per share, issuable upon exercise of warrant at $0.50 per share	350,000	(5)	$1.00		$350,000	$32.45
Common stock, $0.001 par value per share, issuable upon exercise of warrants at $0.04512 per share	139,628	(6)	$0.04512		$6,300.02	$0.58
Total	12,189,628	(7)			$953,800.02	$113.35

(1)	Represents shares currently held by Mast Hill Fund, L.P., a Delaware limited liability partnership (“Mast Hill”),
(2)	Represents common shares offered for resale by Mast Hill, which shares are issuable by the Company pursuant to the Equity Purchase Agreement (the “EPA”), dated as of January 20, 2022, between the Company and Mast Hill.
(3)	Represents common shares issuable upon conversion of a convertible promissory note previously issued to Mast Hill at a price of $0.10 per share.
(4)	Represents common shares issuable upon exercise pursuant to the common stock purchase warrant for the purchase of 700,000 shares of our common stock issued to Mast Hill as a commitment fee.
(5)	Represents common shares issuable upon exercise pursuant to the common stock purchase warrant for the purchase of 350,000 shares of our common stock issued to Mast Hill as a commitment fee.
(6)	Represents common shares issuable upon exercise pursuant to the common stock purchase warrant for the purchase of 139,628 shares of our common stock issued to J.H. Darbie & Co., Inc., as a finder’s fee.
(7)	Represents the maximum number of shares of common stock offered by the Selling Stockholders pursuant to this registration statement. Includes such indeterminate number of shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction, including but not limited to as a result of the anti-dilution provisions contained in the convertible notes and warrants.
(8)	Represents the average of the high and low sales prices of the Company’s common stock on the OTC Pinks on April 18, 2022.